Exhibit 99.1

Vivakor Reports First Quarter 2026 Financial Results

Dallas, TX – GlobeNewswire – June 9, 2026 – Vivakor, Inc. (Nasdaq: VIVK) (“Vivakor” or the “Company”), an integrated provider of energy transportation, storage, reuse, and remediation services, today announced financial and operational results for the three months ended March 31, 2026.

Key Financial Highlights for the Three Months Ended March 31, 2026:

●	Gross margin improved to 29.4% compared to 12.7% in the prior-year period

●	Gross profit increased 20% to $5.7 million;

●	Operating expenses decreased to $8.1 million from $11.2 million in the prior-year period;

●	Supply and Trading generated $13.6 million in revenue; and

●	Revenue totaled $19.5 million.

Revenue Mix Reflects Strategic Focus on Higher-Margin Midstream and Trading Operations:

●	Transportation and Logistics: $0.4 million;

●	Transportation and Logistics (related party): $3.6 million;

●	Terminaling and Storage: $0.1 million;

●	Terminaling and Storage (related party): $1.7 million; and

●	Supply and Trading: $13.6 million.

The Company’s revenue mix during the quarter reflected its strategic focus on integrated logistics, infrastructure utilization, and supply and trading operations.

Management Commentary:

Vivakor Chairman and Chief Executive Officer James Ballengee commented, “During the first quarter of 2026, we continued executing our strategy to optimize Vivakor’s integrated midstream platform by focusing on higher-margin operations, improving asset utilization, and expanding our supply and trading activities. The operational restructuring initiatives completed during 2025 contributed to improved gross margins, lower operating expenses, and a more focused operating platform.”

Ballengee continued, “We continue prioritizing execution across our transportation, terminaling, storage, and supply and trading operations while advancing our remediation processing initiatives. We remain focused on prudent capital management while continuing to strengthen operational execution across our transportation, terminaling, storage, and supply and trading businesses.”

Financial Results for Three Months Ended March 31, 2026:

●	Revenue for the three months ended March 31, 2026, was $19.5 million, compared to $37.3 million in the prior-year period. The decrease in revenue compared to the prior-year period primarily reflected the Company’s previously announced divestiture of certain non-core operations during 2025 as part of its strategic focus on streamlining operations and concentrating resources on core midstream, logistics, and trading activities.

●	Gross profit increased $1.0 million, or 20%, to $5.7 million, compared to $4.8 million in the prior-year period. Gross margin increased to 29.4% from 12.7% in the prior-year period, reflecting improved operating efficiencies, changes in revenue mix, and the Company’s continued focus on higher-margin integrated logistics and trading activities.

●	Operating expenses decreased to $8.1 million from $11.2 million in the prior-year period. Amortization and depreciation expense decreased to $2.6 million from $5.8 million following the divestiture of non-core assets and revisions to estimated useful lives of certain equipment.

●	Net loss attributable to Vivakor, Inc. for the three months ended March 31, 2026, improved to $4.6 million, compared to $7.5 million in the prior-year period.

About Vivakor, Inc.

Vivakor, Inc. is an integrated provider of sustainable energy transportation, storage, reuse, and remediation services, operating one of the largest fleets of oilfield trucking services in the continental United States. Its corporate mission is to develop, acquire, accumulate, and operate assets, properties, and technologies in the energy sector. Vivakor’s integrated facilities assets provide crude oil and produced water gathering, storage, transportation, reuse, and remediation services under long-term contracts. Once operational, Vivakor’s interest in oilfield waste remediation facilities will facilitate the recovery, reuse, and disposal of petroleum byproducts and oilfield waste products.

For more information, please visit our website: http://vivakor.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to, the expected transaction and ownership structure, the valuation of the transaction, the likelihood and ability of the parties to successfully and timely consummate planned acquisitions, the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Vivakor or the expected benefits of the such transaction, our ability to maintain the listing of our securities on The Nasdaq Capital Market, the parties failure to realize the anticipated benefits of pending transactions, disruption and volatility in the global currency, capital, and credit markets, changes in federal, local and foreign governmental regulation, changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, and general economic conditions.

These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the U.S. Securities and Exchange Commission, which factors may be incorporated herein by reference. Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Vivakor and the Endeavor Entities or the date of such information in the case of information from persons other than Vivakor and the Endeavor Entities, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding the Endeavor Entities industries and markets are based on sources we believe to be reliable; however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Investor Contact:
P:469-480-7175
info@vivakor.com